        Exhibit 10.21
FIRSTSUN CAPITAL BANCORP LONG-TERM INCENTIVE PLAN

Notice of Time-Based Restricted Stock Unit (RSU) Award

Participant Name:         ________________________

Grant Date:             ________________________

Vesting:     3-year graded vesting, with one-third (1/3) of the Shares granted pursuant to this RSU Award vesting on each of the first 3 anniversaries of the Grant Date (each, a “Vesting Date”).
Number of Shares:         ______________ Shares
Target Award Value:        $____________
(at Grant Date)
Performance Measures:     None
Form of Payment:    Settlement of your Award will be made within forty-five (45) days after vesting. Settlement shall be made by delivering shares of FirstSun common stock (“Shares”) pursuant to the FirstSun Capital Bancorp 2021 Equity Incentive Plan.
IN WITNESS WHEREOF, the undersigned duly authorized officer has issued this Notice of Award on the date set forth below.

FirstSun Capital Bancorp

By:                             Date:                 , 20

EMPLOYEE ACCEPTANCE:

By signing and accepting this Notice of Award, you acknowledge and agree to the Covenants to Protect the Company’s Business that are set forth in the attached Award Agreement. You also acknowledge and agree that any dispute concerning this Award shall be resolved as set forth in Section 8 of the Award Agreement entitled Disputes; Forum Selection, which includes your agreement to irrevocably submit to the exclusive jurisdiction of the state and federal courts located in the State of Colorado, county of Denver, and to waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

Signed: ________________________________        Date:                 , 20

FIRSTSUN CAPITAL BANCORP LONG-TERM INCENTIVE PLAN

Time-Based Restricted Stock Unit (RSU) Award Agreement

This Award Agreement (this “Award Agreement”) is made and entered into as of the Grant Date by and between FirstSun Capital Bancorp, a Delaware corporation (“FirstSun”) and the Participant (“you”). Your Notice of Award is incorporated into and made a part of this Award Agreement. Capitalized terms shall have the meanings set forth in the Notice of Award or in the FirstSun Capital Bancorp Long-Term Incentive Plan, effective April 1, 2022 (the “Plan”).
1.    Grant of Award. Subject to the conditions set forth below and in the Plan document, effective on the Grant Date, FirstSun hereby grants you, as a matter of separate inducement but not in lieu of any salary or other compensation for your services for FirstSun, Sunflower Bank, N.A., and/or their direct and indirect subsidiaries and affiliates (the “Company”), this Award with FirstSun, as set forth on your Notice of Award.

2.    Vesting. You will vest in full and become entitled to settlement of your Award as set forth in the Notice of Award, provided you remain an Employee in good standing through the applicable Vesting Date. In special circumstances as described in the Plan, you may vest earlier in your Award or the continuous employment requirement may be waived.

3.     Payment. Settlement of your Award will normally be made within forty-five (45) days after vesting. Settlement shall be made by delivering shares of FirstSun common stock (“Shares”) pursuant to the FirstSun Capital Bancorp 2021 Equity Incentive Plan, as set forth in your Notice of Award. In certain limited situations described in the Plan, payment of a portion of your Award may be delayed.

4.    Forfeiture. Your entire Award shall be forfeited if your employment is terminated for Cause or if you violate any of the material terms of this Award Agreement or the Plan. Certain clawback rights may also apply, as described in the Plan.

5.    Covenants to Protect the Company’s Business. By signing and accepting your Notice of Award, you acknowledge and agree to the confidentiality and non-solicitation provisions set forth below.

(a)    Definitions. For purposes of this Section, the following terms shall have the meanings set forth below. Any capitalized term used but not defined in this Section shall have the meaning set forth in your Award or the Plan.

“Business Opportunities” means any specialized information or plans of the Company not disclosed or available to the public concerning the provision of financial services to a Person, together with all related information concerning the specifics of any contemplated financial services regardless of whether the Company has contacted or communicated with such Person.

“Business Relation” means any Person other than the Company who, at any time during your term of employment or service with the Company, was a Person (i) who is or was a customer of the Company, or (ii) who had entered into any contract or other arrangement with the Company for the provision of services or the sale of products, (iii) to whom the Company had furnished a written proposal for the performance of services or the sale of products, or (iv) with whom the Company entered or agreed to enter into any other business relationship such as a joint venture, collaborative agreement, joint development agreement, teaming arrangement or agreement, or similar arrangement or understanding for the provision of services or sale of products.

“Confidential Information” means all “non-public Personal Information,” as defined in Title V of The Gramm-Leach-Bliley Act (15 U.S.C. §§680 et seq.) and its implementing regulations (collectively, the “GLB Act”) that concerns any of the Company’s “customers and/or consumers”, as defined by the GLB Act, and any data or information, other than Trade Secrets, which is material to the Company and not generally known by or available to the public. Confidential Information shall include, but not be limited to, Business Opportunities of the Company; the details of this Award; the Company’s business plans and financial statements and projections; information as to the capabilities of the Company’s employees, their respective salaries and benefits and any other terms of their employment; the costs of the services the Company may offer or provide to the customers it serves; and any list of actual or active prospective customers, to the extent such information is material to the Company and not generally known by or available to the public.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, any other legal or commercial entity, or two or more of any of the foregoing having a joint or common interest.

“Trade Secret” means the identity and addresses of customers of the Company and any other information, without regard to form, including, but not limited to, any technical or nontechnical data, any formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plans, and product plans, that (i) is valuable and secret (in the sense that it is not generally known by or available to competitors of the Company) and (ii) otherwise qualifies as a “trade secret” under applicable law.

(b)    Confidential Information. By signing your Notice of Award and accepting your Award, you acknowledge that, in the course of your employment or service with the Company, you will have access to and learn Confidential Information. You acknowledge that all Confidential Information is and shall continue to be the exclusive property of the Company, whether or not prepared in whole or in part by you and whether or not disclosed to or entrusted to you in connection with your employment or service with the Company.

You agree not to disclose Confidential Information, directly or indirectly, under any circumstances or by any means, to any third persons without the prior written consent of the Company. You agree that you will not copy, transmit, reproduce, summarize, quote, or make any commercial or other use whatsoever of Confidential Information, except as may be necessary to perform work performed by you for the Company. You agree to exercise the highest degree of care in safeguarding Confidential Information against loss, theft or other inadvertent disclosure and agree generally to take all steps necessary or requested by the Company to ensure maintenance of the confidentiality of the Confidential Information. You agree in addition to the specific covenants contained herein to comply with all of the Company’s policies and procedures, as well as all applicable laws, for the protection of Confidential Information.

The Defend Trade Secrets Act (18 U.S.C. § 1833(b)) states: “An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, you shall have the right to disclose in confidence Trade Secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. You shall also have the right to disclose Trade Secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Section is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of Trade Secrets that are expressly allowed by 18 U.S.C. § 1833(b).

In addition, as a condition for the granting and vesting of your Award, you hereby agree to keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that you have relating to the terms and conditions of your Award; provided, however, that such information may be disclosed as required by law and may be given in confidence to your spouse and tax and financial advisors.

(c)    Non-Solicitation. For a period of twenty-four (24) months following your termination of employment and Service with the Company (the “Restricted Period”), you agree not to, directly or indirectly, as owner, partner, director, officer, employee, agent, consultant, advisor, contractor or otherwise, whether for consideration or without consideration, for the benefit of any Person other than the Company, take any of the following actions:

(i)    solicit any Business Relation to purchase, or sell, or otherwise provide to any Business Relation, any products or services that are substantially similar in nature to the products and services offered by the Company, or which are intended to substitute for products or services offered or provided by the Company during your term of employment or service with the Company;

(ii)    solicit for employment, or for engagement as an independent contractor or consultant, any Person who was employed by, or any Person who was engaged as an independent contractor by, the Company within the twelve (12) month period immediately preceding any employment, engagement, or solicitation by you, or urge any such Person to reduce his or her employment with or provision of services to the Company; or

(iii)    urge any Person to reduce its business with the Company or assist any Person with any such reduction; provided, however, that a general solicitation through a public medium not specifically directed toward any Person shall not be considered a breach of this subsection (iii).

(d)    Reasonableness; Enforcement. You acknowledge and agree that the restrictions contained in this Section regarding geographical scope, length of term and types of activities restricted are reasonable and shall continue in effect through the entire Restricted Period regardless of whether you are then entitled to receive any further payments or benefits from the Company. You further agree that the restrictions contained in this Section shall be construed as agreements independent of each other and of any provision of this or any other contract between the parties, and that should any restriction, or part thereof, be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other restriction, or part thereof. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and you in agreeing to the provisions of this Section will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

The existence of any claim or cause of action by you against the Company, whether predicated upon this or any other contract, shall not constitute a defense to the enforcement by the Company of said covenants. You agree that a breach of any of the covenants of this Section would cause material and irreparable harm to the Company that would be difficult or impossible to measure, and that damages or other legal remedies available to the Company for any such injury would, therefore, be an inadequate remedy for any such breach. Accordingly, you agree that if you breach any term of this Section, the Company shall be entitled, in addition to other remedies the Company may have, at law or otherwise, to obtain injunctive or other appropriate equitable relief, without bond or other security, to restrain any such breach. In the event the enforceability of any of the terms of this Section shall be challenged in court and you are not enjoined from breaching any of the protective covenants, then if a court of competent jurisdiction finds that the challenged protective covenant is enforceable, the time periods shall be deemed tolled upon the filing of the lawsuit challenging the enforceability of this Section until the dispute is finally resolved and all periods of appeal have expired.

6.    Payment of Taxes. Any settlement of your Award will be reduced by applicable employment and withholding taxes, or other arrangements will be made for satisfaction of tax withholding obligations. Unless otherwise approved by the Committee, any withholdings shall be satisfied through the withholding of vested Shares to which you are otherwise entitled under the Award (provided, however, such Shares may not be used to satisfy more than the Company’s maximum statutory withholding obligation or, if applicable, such lesser amount as may be necessary to avoid classification of the Award as a liability for financial accounting purposes). Notwithstanding any action the Company takes with respect to withholding and payment of taxes, you are ultimately responsible for the payment of all taxes associated with your Award.

7.    Right to Terminate Services. Nothing in this Award Agreement confers upon you the right to continue as an employee or service provider for the Company or interferes in any way with the rights of the Company to terminate your employment or service relationship at any time, with or without notice, and with or without cause.

8.    Disputes; Forum Selection. Any dispute regarding the interpretation of this Award Agreement shall be submitted to the Committee or Board (as described in the Plan) for review. The resolution of such dispute by the Committee or Board (as applicable) shall be final and binding on the parties. All questions arising with respect to the provisions of this Award Agreement shall be determined by application of the laws of the State of Colorado, without giving any effect to any conflict of law provisions thereof, except to the extent preempted by federal law. Any action or proceeding by either party to enforce this Award Agreement shall be brought only in any state or federal court located in the State of Colorado, county of Denver. By signing your Notice of Award, you irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

9.    Amendment and Termination. This Award Agreement may be amended or terminated by the Committee or Board as described in the Plan; provided, that no amendment or termination that adversely affects your rights with respect to your Award shall be made without your consent.

10.    Section 409A. FirstSun intends that the Plan and this Award Agreement comply with the requirements of Section 409A of the Code, to the extent applicable, and both shall be operated and interpreted consistent with that intent.

11.    Severability; Counterparts. The invalidity or unenforceability of any provision of the Plan or this Award Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Award Agreement, and each provision of the Plan and this Award Agreement shall be severable and enforceable to the extent permitted by law. This Award Agreement may be executed in counterparts and on paper or electronically, each of which shall be deemed an original but all of which together will constitute one and the same instrument.